OPTION AGREEMENT

THIS OPTION AGREEMENT is dated as of the 11th day of January, 2008 by and between Telesat Canada, a Canadian corporation (“Telesat”) and Loral Space & Communications Inc., a corporation organized and existing under the laws of the State of Delaware (“Loral“).

WHEREAS, ViaSat, Inc., a corporation organized and existing under the laws of the State of Delaware (“ViaSat”) and Space Systems/Loral, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Loral (“SS/L”) have entered into a Contract, dated as of January 7 2008, for the construction, testing and purchase of the ViaSat-1 satellite (the “Satellite Contract”); and

WHEREAS, Loral and ViaSat have entered into a Beam Sharing Agreement, dated the date hereof (such agreement, as may be amended, modified or supplemented from time to time, the “Beam Sharing Agreement”), contemplating a beam sharing arrangement between ViaSat and Loral for the Satellite (such term, like other capitalized terms used herein without definition being used as defined in the Beam Sharing Agreement); and

WHEREAS, Loral and SS/L have entered into a Loral Payload Agreement, dated the date hereof (such agreement, as may be amended, modified or supplemented from time to time, the “Loral Payload Agreement”), with respect to the Loral Payload; and

WHEREAS, Loral, Telesat and ViaSat have entered into a Cooperation Agreement, dated the date hereof (the “Cooperation Agreement”), pursuant to the terms of such agreement Telesat will make the orbital location at 115 degrees W.L. available to the Satellite and its replacement satellites; and

WHEREAS, Loral wishes to grant to Telesat the right and option (the “Option”) to assume and succeed to the rights and obligations of Loral under the Beam Sharing Agreement and the Loral Payload Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I.

OPTION TERMS

Section 1.1. Grant of Option. Telesat shall have the right and option, at its election, by written notice to Loral accompanied by payment of the Option Price (as defined below) to cause Loral to assign to Telesat all of Loral’s rights under the Beam Sharing Agreement and the Loral Payload Agreement, whereupon Telesat will assume all of Loral’s obligations thereunder. This Option will expire at the close of business on October 31, 2009 (the “Expiration Date”).

Section 1.2. Exercise Price. The “Option Price” shall equal the sum of (a) the amounts paid by Loral pursuant to the Beam Sharing Agreement and the Loral Payload Agreement (whether paid to ViaSat, SS/L, the launch services provider or insurance broker) on or prior to the date Telesat exercises its option plus (b) a premium equal to (i) $6,000,000 if the option is exercised prior to the close of business on April 30, 2008 and (ii) $9,000,000 if the option is exercised thereafter but prior to the Expiration Date plus $400,000 per month for each full calendar month that elapses in 2009 (pro rata for partial months). For avoidance of doubt, the maximum Option Price contemplated hereby (if the Option is exercised on October 31, 2009) is $13,000,000.

Section 1.3. Failure to Exercise. In the event that the Option is not exercised on or prior to the Expiration Date, Telesat shall, at Loral’s request, transfer to Loral or its designee, Telesat’s license rights from the Isle of Man Government or Mansat Limited to the 115 degree W.L. orbital position (the “License Rights”), and assign to Loral or its designee all of Telesat’s rights under the Cooperation Agreement related to the foregoing, whereupon Loral will assume all of Telesat’s obligations related to the License Rights and Telesat’s related obligations under the Cooperation Agreement (which shall for clarification, not include the obligation under Section 1.1 of the Cooperation Agreement).

Section 1.4. Beam Sharing Agreement and Loral Payload Agreement. Loral shall not amend the terms of the Beam Sharing Agreement or the Loral Payload Agreement prior to the Expiration Date without Telesat’s prior written consent, with such consent not to be unreasonably withheld or delayed.

ARTICLE II.

PURCHASE PRICE

Section 2.1. Purchase Price of Option. For and in consideration of the grant of the Option contemplated hereby, Telesat is entering into the Cooperation Agreement and agrees to pay over to Loral all of the fees it receives under the TT&C Agreement, other than the initial fee payable pursuant to Section 4.1(a) thereof, when and as received from ViaSat or its assignee thereunder.

ARTICLE III.

TERMINATION

Section 3.1. Termination. This Agreement shall terminate automatically upon termination of the Satellite Contract.

ARTICLE IV.

ASSIGNMENT

Section 4.1. General Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Telesat may assign its rights and obligations hereunder (other than its obligations under Sections 1.3 and 2.1, with respect to which Telesat shall remain liable, notwithstanding any such assignment) to a third party (the “Assignee”) provided that (i) the Assignee shall have a credit rating on senior debt of B2 or better from Moody’s (or the equivalent); (ii) the Assignee shall enter into an agreement with Loral and Telesat reasonably satisfactory to Loral pursuant to which it expressly assumes all of the Telesat’s other rights and obligations under this Agreement and agrees that upon exercise of the Option, it will assume the obligations of Loral under the Beam Sharing Agreement and the Loral Payload Agreement and, without limitation, will thereafter act in accordance with the Cooperation Agreement ; (iii) Telesat shall continue to perform its obligations under the Cooperation Agreement and (iv) Telesat shall enter into an agreement with Loral, reasonably satisfactory to Loral, confirming the foregoing. No assignment of this Agreement by Telesat will relieve Telesat of any of its obligations under the TT&C Agreement or vitiate any of the rights of ViaSat under the proviso to the second sentence of Section 22.1 of the Beam Sharing Agreement.

Section 4.2. Security Interests. Either Party may assign its rights under this Agreement without the consent of the other Party as security and otherwise grant security interests in its rights hereunder to lenders that provide financing (including hedging and cash management obligations) to such Party or its affiliates, and the other Party agrees to consent to such assignment in a form reasonably requested by the first Party and any lenders and/or investors providing such financing.

ARTICLE V.

GOVERNING LAW

Section 5.1. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to the choice of law principles therein.

ARTICLE VI.

NOTICES

Section 6.1. Notices. All notices regarding technical or operational matters requiring immediate attention will be given by telephone followed within a reasonable period of time by written notification by facsimile or electronic mail transmission and shall be deemed to be received upon actual contact with the specified contact person by telephone or upon confirmation of a facsimile or electronic mail transmission. All other notices and requests will be in writing delivered to the address(es) set forth below and shall be deemed to be received upon actual delivery by a recognized courier service or personal delivery or upon confirmation of a facsimile or electronic mail transmission.:

If to Loral, to:

Avi Katz, General Counsel
600 Third Avenue
New York, New York 10016

If to Telesat, to:

Jennifer Lecour, General Counesl
1601 Telesat Court
Gloucester, Ontario K4m 1C5

Either Party may by notice in accordance with this Section change the person or address to which such notices, requests or other communications are to be given.

ARTICLE VII.

MISCELLANEOUS

Section 7.1. Headings. The headings in this Agreement and the annexes hereto are inserted for convenience of reference only and shall not constitute a part hereof.

Section 7.2. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.3. Expenses. Except as specifically provided otherwise in this Agreement, the Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants and financial advisors.

Section 7.4. Amendment. No variation or amendment of this Agreement shall be valid unless it is in writing and signed by or on behalf of both Parties to this Agreement.

Section 7.5. Waivers. No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

Section 7.6. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same document.

Section 7.7. Survival of Obligations. The obligations of the Parties under this Agreement which by their nature logically would be expected to survive termination, cancellation, or expiration of this Agreement shall survive termination, cancellation, or expiration of this Agreement for the applicable time period specified in such section or, if no time period is specified, for a reasonable period of time under the circumstances.

Section 7.8. Schedules and Annexes. The Schedules and Annexes to this Agreement shall form part of this Agreement.

Section 7.9. Entire Agreement. This Agreement and the other Transaction Documents together constitute the entire agreement and understanding between the Parties in connection with the transactions hereby contemplated. The Transaction Documents supersede all previous agreements, arrangements and understandings between the Parties with regard to such transaction which shall cease to have any further force or effect. No Party is entering into any of the Transaction Documents or any of the arrangements hereby contemplated in reliance upon any representation, warranty or undertaking which is not expressly set out or referred to in any of the Transaction Documents.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LORAL SPACE & COMMUNICATIONS INC.
By:	/s/ Janet T. Yeung

Name: Janet T. Yeung Title: Vice President and Assistant Secretary

TELESAT CANADA
By:	/s/ Jennifer Lecour

Name: Jennifer Lecour Title: Vice President and General Counsel